Exhibit 10.2

USDA Loan Identification No. 59-021-0870284979

MODIFICATION OF A PROMISSORY NOTE WITH A BLENDED RATE

                WHEREAS, heretofore and under the date of January 12, 2000, Sento Corporation, a Utah corporation, of American Forks, Utah (hereinafter called “Borrower”), made, executed and delivered to Wyoming Industrial Development Corporation of Casper, Wyoming, one Promissory Note in the original principal amount of $999,900.00 payable in 57 monthly payments of $26,088.04 each, first to interest then to principal, commencing March 12, 2001, due the 12th of each month thereafter, with the balance of principal and interest due at maturity, with interest at the rate therein provided, final maturity date of said Note being November 12, 2004, and

                WHEREAS, it is mutually desirable, beneficial and agreeable to the parties hereto that the repayment terms of said Note be modified as hereinafter set out.

                NOW, THEREFORE, in consideration of the mutual benefits inuring to each other, it is understood and agreed, by and between the parties hereto, that the terms and conditions of Borrower’s Note, as above described, are hereby modified as follows:

                The loan rate shall be a blended rate of 6.05 percent as a result of the twenty percent of the loan balance retained by the Lender, Wyoming Industrial Development Corporation accruing interest at the rate of 8.50 percent and the eighty percent guaranteed portion of the loan balance sold to the Wyoming State Treasurer accruing interest at the rate of 5.43 percent for a period of (60) months from the date of assignment to the Wyoming State Treasurer and as more fully set forth below.

                Installments, including principal and interest, each in the amount of $20,103.33 payable monthly commencing on the twelfth of the first full month subsequent to the date of said assignment. The balance of principal and interest at the end of the sixty (60) month period referred to above, or at such time as said Note is no longer assigned to the Treasurer, shall be amortized with monthly principal and interest payments sufficient to fully amortize the remaining loan balance over the remaining term of the loan. Interest shall be a rate of 2.75% over New York prime as quoted in the Wall Street Journal. If this loan is assigned to the Small Business Administration, the interest rate of 2 75% over New York prime shall become effective not later than the day before the date of the assignment of the Note to the Small Business Administration.

                Commencing with the sixty first (61) month following assignment to the Wyoming State Treasurer, the interest rate shall become fixed for the remaining term of the loan at a rate equal to 2.75% over New York prime as quoted in the Wall Street Journal computed as of the first business day of the sixty first (61) month subsequent to assignment to the Wyoming State Treasurer. Monthly installments of principal and interest shall be sufficient to fully amortize the remaining term of the loan.

                Borrower agrees to pay a late charge equal to 5% of the payment amount due if such payment is not received within 15 days of the due date.

                Borrower shall have the exclusive right to prepay any installment of principal and interest or multiples thereof prior to maturity date without penalty but if said payment is more than twenty (20) percent of the outstanding balance borrower will be required to provide Lender within fifteen (15) days prior notice thereof.

                If the collateral for this loan should be sold or otherwise transferred, or any interest of the Borrower is transferred at voluntary or judicial sale or otherwise, or if any part thereof should be so transferred without the agreement of the Wyoming State Treasurer, then the Wyoming State Treasurer shall have the right after reasonable consideration, and upon thirty (30) days written notice, to terminate the subsidized rate. The interest rate of the Note shall then go to a rate equal to 2.75% over New York prime, as quoted in the Wall Street Journal, computed on the last business day of the month preceding the State’s written notice of refusal and shall continue on the entire outstanding loan balance for the remaining term of the loan.

                It is further understood and agreed that all other terms, conditions and covenants of the aforesaid Note, not otherwise modified hereby, shall be and remain the same, and that this Agreement, when executed by the parties hereto, shall be attached and become a part of the original Note, and shall have the same force and effect as if the terms and conditions hereof were originally incorporated in the Note, prior to its execution thereof.

                IN WITNESS WHEREOF this Agreement is executed by the undersigned parties as of the 9th day of April, 2001.

Sento Corporation

BY:	Date: April 9, 2001
Stanley J. Cutler, Corporate Controller & Secretary

ACCEPTED BY:

Date: April 9, 2001
Diane Johnston, President
Wyoming Industrial Development Corporation

THE GUARANTEED PORTION OF THIS NOTE HAS BEEN SOLD TO A

REGISTERED HOLDER FOR VALUE.

Date: April 9, 2001	BY:
Diane Johnston, President
Wyoming Industrial Development Corp.